Exhibit 99.1

WORCESTER, Mass., July 30, 2009 –

The Hanover Insurance Group

Reports Second Quarter Results

•	Net income of $64.4 million, or $1.25 per share, compared to a net loss of $10.2 million, or $0.20 per share in the prior-year quarter

•	Segment income after tax of $44.0 million, or $0.86 per share, compared to $55.5 million, or $1.07 per share in the prior-year quarter(1)

•	Net premiums written of $663.1 million, 3.5% higher than the prior-year quarter

•	A Property and Casualty combined ratio of 96.4%

•	Book value per share increase of $5.13, or 13%, to $43.75 from $38.62 at March 31, 2009

Selected Financial Highlights

in millions, except per share amounts	Quarter ended June 30
	2009	2008
Total Segment Income after taxes(1)	$44.0	$55.5
Net realized investment gains (losses) and other, net of tax	19.1	(7.6)

Income from Continuing Operations	63.1	47.9
Income (Loss) from Discontinued Operations (including assets held-for-sale)	1.3	(58.1)

Net Income (Loss)	$64.4	$(10.2)

Net Income (Loss) per share (Diluted)	$1.25	$(0.20)
Book Value Per Share	$43.75	$43.57
Book Value Per Share (excluding AOCI)	$47.15	$45.55

(1)	Segment income after tax and segment income after tax per share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measures, income from continuing operations and income from continuing operations per share, are provided on page 12 of this press release.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the second quarter of 2009 of $64.4 million, or $1.25 per share, compared to a net loss of $10.2 million, or $0.20 per share, in the second quarter of 2008. Net income in the current quarter included an after-tax gain of $22.3 million, or

$0.43 per share, from the company’s debt restructuring. Net income in the current quarter also included an after-tax net realized loss on investments of $3.6 million, or $0.07 per share, compared to an after-tax net realized loss of $7.6 million, or $0.15 per share, in the prior-year quarter. The net loss for the second quarter of 2008 also included an estimated after-tax loss of $66.1 million, or $1.27 per share, related to the then-pending sale of the company’s run-off life insurance subsidiary, First Allmerica Life Insurance Company (FAFLIC), partially offset by a gain of $11.1 million, or $0.21 per share, resulting from the sale of the company’s premium finance subsidiary, AMGRO, that closed in June 2008.

“We had solid results for the quarter, despite headwinds from weather losses, the market environment and the economy”, said Frederick H. Eppinger, chief executive officer at The Hanover. “Our written premium grew 3.5% and our mix of business continues to improve. We are seeing benefits from the disruption in the marketplace and believe our momentum is just beginning to reflect our recent A.M. Best upgrade to “A.” Our visibility to profitable growth momentum, including improvements in pricing, gives us confidence to continue to invest in our business in order to capitalize on these opportunities. We also saw a substantial increase in the market value of our investment portfolio as credit markets continued to stabilize and overall we generated book value per share growth of 13% in the quarter.”

Total Property and Casualty pre-tax segment income was $76.3 million in the second quarter of 2009 compared to $94.2 million in the second quarter of the prior year. The second quarter of 2009 included pre-tax catastrophe losses of $27.4 million, compared to $38.1 million pre-tax in the prior-year quarter. The second quarter of 2009 was affected by unusually high non-catastrophe weather losses, which impacted the prior-year quarter comparison by approximately $12 million.

The following table details pre-tax segment income (loss).

$ in millions, except per share amounts	Quarter ended June 30
	2009	2008
Personal Lines	$25.6	$38.6
Commercial Lines	50.9	52.7
Other Property and Casualty	(0.2)	2.9

Total Property & Casualty	76.3	94.2
Interest expense on corporate debt	(10.5)	(9.9)

Total pre-tax segment income	65.8	84.3
Federal income tax expense	(21.8)	(28.8)

Total segment income after taxes(1)	$44.0	$55.5

per share(1)	$0.86	$1.07

(1)	See reconciliation from segment income to net income at the end of this document.

The following table summarizes the components of the Property and Casualty GAAP combined ratio:

	Quarter ended June 30
	2009	2008
Personal Lines losses (excluding catastrophes)	55.6%	51.5%
Personal Lines catastrophe-related losses	5.5%	6.7%
Total Personal Lines losses	61.1%	58.2%

Commercial Lines losses (excluding catastrophes)	39.9%	37.5%
Commercial Lines catastrophe-related losses	2.8%	5.4%
Total Commercial Lines losses	42.7%	42.9%

Total P&C Losses	53.3%	51.7%
Loss adjustment expenses	9.2%	10.5%
Policy acquisition and other underwriting expenses	33.9%	32.6%

Combined Ratio	96.4%	94.8%

Personal Lines

Personal Lines pre-tax segment income was $25.6 million in the second quarter of 2009 compared to $38.6 million in the prior-year quarter. The year-over-year decline in earnings is primarily the result of higher non-catastrophe weather-related property losses of approximately $10 million, lower net investment income and increased pension costs.

The Personal Lines GAAP combined ratio was 99.9% in the second quarter of 2009 compared to 97.5% in the second quarter of 2008. Catastrophe related losses of $20.1 million contributed 5.5 points to the current quarter combined ratio. For the second quarter of 2008, catastrophe-related losses were $24.6 million, or 6.7 points. Favorable development of prior-year loss reserves was $18.7 million, or 5.1 points, in the second quarter of 2009 compared to favorable development of $22.0 million, or 5.9 points, in the second quarter of 2008. Favorable development of loss adjustment expenses (LAE) was $2.0 million in the current quarter compared to adverse development of $1.5 million in the prior-year quarter. Current quarter favorable LAE development was primarily driven by the continuing effect of the adjustment in our actuarial methodology for estimating loss adjustment expense reserves first introduced in the first quarter of 2009.

Net premiums written were $371.8 million in the second quarter of 2009 compared to $373.5 million in the second quarter of 2008. A reduction in the average written premium per policy, offset by improved pricing, drove the relatively flat year-over-year results. The lower average written premium per policy is primarily the result of planned changes in business mix toward lower risk drivers.

Commercial Lines

Commercial Lines pre-tax segment income was $50.9 million in the second quarter of 2009 compared to $52.7 million in the second quarter of 2008. The year-over-year decline in earnings is primarily the result of higher expenses and less favorable current accident year results, partially offset by more favorable prior year loss and LAE reserve development and lower catastrophe losses. The higher expenses result from increased employee-related costs, reflecting investments in both core and specialty businesses, operating expenses related to recently acquired subsidiaries, and higher pension costs. The current accident year loss ratio was affected by a moderate increase in large losses in some of our specialty businesses.

The Commercial Lines GAAP combined ratio was 91.8% in the second quarter of 2009 compared to 91.4% in the prior-year quarter. Catastrophe-related losses were $7.3 million, or 2.8 points, of the second quarter combined ratio in 2009 compared to $13.5 million, or 5.4 points, in the prior-year quarter. Favorable development of prior-year loss reserves was $17.8 million, or 6.7 points, in the second quarter of 2009 compared to favorable development of $15.9 million, or 6.4 points, in the second quarter of 2008. Additionally, favorable development of loss adjustment expenses was $5.8 million in the current quarter compared to $0.4 million in the prior-year quarter. Current quarter favorable LAE development was primarily driven by the continuing effect of the adjustment in our actuarial methodology for estimating loss adjustment expense reserves first introduced in the first quarter of 2009.

Net premiums written were $291.1 million in the second quarter of 2009 compared to $266.9 million in the second quarter of 2008. Growth in the company’s specialty businesses, including AIX which was acquired in November 2008, accounted for the year-over-year growth in net written premium.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment loss was $0.2 million in the second quarter of 2009 compared to income of $2.9 million in the prior-year quarter, primarily driven by increased pension expense.

Investment Results

Net investment income from continuing operations decreased by $2.5 million to $61.3 million for the second quarter of 2009, compared to $63.8 million in the same period of 2008. This decrease is primarily due to the impact of defaulted bonds, primarily occurring in the second half of 2008, as well as lower partnership income and lower new money yields. These decreases were partially offset by prepayment fees and an increase in investment income related to our recent acquisitions.

Second quarter 2009 pre-tax net realized investment losses included in continuing operations were $3.6 million compared to $7.6 million in the same period of 2008. In the second quarter of 2009, the company recognized impairment charges to earnings of $6.7 million on certain fixed maturity and equity securities, which were partially offset by pre-tax net investment gains of $3.1 million from sales of fixed maturity securities. In the second quarter of 2008, the company recognized impairments of $8.3 million on fixed maturity and equity securities, partially offset by pre-tax net realized gains on sales of securities of $0.7 million.

During the second quarter of 2009, the company adopted FASB Staff Position No. FAS 115-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2”), which revises the recognition and reporting requirements for other-than-temporary impairments (“OTTI”) on debt securities. The company reviewed OTTI previously recorded through realized losses on securities held at April 1, 2009 and determined that $33.3 million of these impairments were related to non-credit factors. Accordingly, under FSP FAS 115-2, the company increased the amortized cost basis of these debt securities and recorded a cumulative effect adjustment of $33.3 million within its shareholders’ equity. The cumulative effect adjustment had no effect on total shareholders’ equity as it increased retained earnings and reduced accumulated other comprehensive income.

Under the new accounting guidance, the credit loss portion of OTTI is recorded through earnings while the portion attributable to all other factors is recorded separately as a component of other comprehensive income. During the second quarter, the company recognized $6.7 million of net impairment losses through earnings, while the portion of loss recorded as a component of other comprehensive income was $11.4 million.

Realized gains/(losses) related to continuing operations:
($ in millions)	Quarter ended June 30, 2009
Net gains on sales of securities	$3.1
Impairment charges to earnings:
Below investment grade fixed maturities	(5.4)
Equity securities	(1.3)

Total net realized losses	$(3.6)

Investment Portfolio

The company held $4.9 billion in cash and investment assets at June 30, 2009, including cash and investment assets associated with the discontinued accident and health business.

Fixed maturities and cash with a carrying value of $4.8 billion represented 97% of our investment portfolio. Approximately 93% of our fixed maturity portfolio is rated investment grade. The following table provides information about the company’s fixed maturity and other investments as of June 30, 2009:

$ in millions Investment type	Weighted Average Quality	Amortized Cost	Carrying Value	Net Unrealized Gain (Loss)(2)
Corporates:(1)
NAIC 1	A	$898.7	$893.3	$(5.4)
NAIC 2	BBB	1,009.8	1,002.1	(7.7)
NAIC 3 or below	B+	317.0	287.7	(29.3)

Total Corporates	BBB+	2,225.5	2,183.1	(42.4)
MBS/CMBS/ABS:
MBS	AAA	972.0	973.5	1.5
CMBS	AA+	276.1	256.2	(19.9)
ABS	BBB+	55.4	55.0	(0.4)
Municipals:
Taxable	AA-	567.9	564.5	(3.4)
Tax Exempt	A+	216.4	211.4	(5.0)
U.S. Government	AAA	255.7	256.2	0.5

Total Fixed Maturities	A+	4,569.0	4,499.9	(69.1)
Perpetual Preferred Securities		32.9	32.3	(0.6)
Common Equity Securities		61.7	59.8	(1.9)

Total fixed maturity and equity securities		4,663.6	4,592.0	(71.6)
Cash and cash equivalents		280.7	280.7	—
Mortgage loans		26.2	26.2	—
Other long-term investments		14.9	16.9	2.0

		$4,985.4	$4,915.8	$(69.6)

(1)	NAIC 1 is generally equivalent to an investment grade rating agency designation of “A” or above; NAIC 2 is generally equivalent to an investment grade rating agency designation of “BBB”; and NAIC 3 or below is generally equivalent to a non-investment grade rating agency designation of “BB” or below.

(2)	Net unrealized loss at June 30, 2009 includes $33.3 million cumulative effect of adoption of FSP FAS 115-2.

The Hanover continues to have no direct exposure to investments in sub-prime mortgages or sub-prime mortgage-backed securities, nor does it currently own any collateralized debt or loan obligations or invest in credit derivatives. Residential mortgage-backed securities constitute $973.5 million of the company’s invested assets. Approximately 84% of the company’s residential mortgage-backed securities are agency issued prime securities and 76% of the remaining securities are rated AAA. Commercial mortgage-backed securities (CMBS) constitute $256.2 million of the company’s invested assets, of which approximately 20% are fully defeased with US government securities. Approximately 84% of the company’s CMBS holdings are pre-2005 vintages, with 9% from the 2007 vintage, 5% from the 2006 vintage and 2% from the 2005 vintage. The entire CMBS portfolio, of which approximately 81% was AAA rated, has a weighted average loan-to-value ratio of approximately 68%. As of June 30, 2009, The Hanover holds $775.9 million of municipal bonds with an overall rating of AA-. Financial guarantor insurance enhanced municipal bonds represent $335.4 million, or approximately 43%, of the municipal portfolio. The overall credit rating of The Hanover’s insured municipal bond portfolio, giving no effect to the insurance enhancement, was A-.

Book Value and Capital Management

The following exhibit provides a roll forward of book value for the quarter ended June 30, 2009:

	$ Amounts	$ per share
$ in millions, except per share	Quarter Ended June 30, 2009	Quarter Ended June 30, 2009
Beginning of Period Book Value	$1,967.6	$38.62
Net Income
Continuing Operations	63.1	1.24
Discontinued Operations	1.3	0.03
Change in AOCI, net of tax
Change in Pension and Postretirement Related Benefits	4.0	0.08
Change in Net Unrealized Investment Losses (current)	190.8	3.76
Other items	(1.4)	(0.03)
Shares Repurchased at Cost	(7.1)	—
Common Stock Net Activity	2.8	0.05

End of Period Book Value	$2,221.1	$43.75

In the second quarter of 2009, the company repurchased $7.1 million of common equity, or approximately 192 thousand shares. At the end of the quarter, approximately $33 million of the company’s $100 million share repurchase authorization was outstanding.

As previously reported on June 30, 2009, the company completed a tender offer pursuant to which it repurchased a liquidation amount of $69.3 million of Capital Securities issued by AFC Capital Trust and $77.3 million of senior debt. Subsequently, the company liquidated the AFC Capital Trust on July 30, 2009 and exchanged all of the outstanding securities with like debentures issued directly by The Hanover Insurance Group. Upon the liquidation of the trust, the company retired an additional $65.0 million of Capital Securities repurchased previously on the open market. The company realized an after-tax gain of $22.3 million, or $0.43 per share, associated with these transactions. As of July 30, 2009, $165.7 million of the subordinated debentures and $122.7 million of the senior debt remain outstanding. As previously disclosed, the company expects to borrow between $125 million and $150 million from the Federal Home Loan Bank (FHLB), subject to approval of its application for membership in the FHLB.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s second quarter results on Friday, July 31 at 9:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, at www.hanover.com. Web-cast participants should go to the Web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Statistical Supplement

The Hanover’s second quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections which involve significant judgment and not guarantees of future performance, and actual results could differ materially. In particular, statements in the above referenced conference call regarding expectations for 2009, including with respect to net written premium and policies in force growth, retention, new business growth, net investment income, accident year loss ratios, prior year reserve development, segment income, expense, and expense ratios and effective tax rate are forward-looking statements. Statements regarding the possible impact of the current disruption in the credit markets and in the property and casualty industry, including the effect of current economic conditions on our business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements. Investors should consider the risks and uncertainties in our business and under current financial market conditions that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues such as “Chinese drywall” where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial turmoil on the value of our investment portfolio and future investment income, including the amount of realized losses and impairments which will be recognized in future financial reports and our ability and intent to hold such investments until recovery; (iv) the uncertainties in current circumstances of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact on our capital and liquidity of the current financial turmoil; and (vi) the impact of recent federal government intervention into the financial sector.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainty in estimating non-catastrophe weather-related losses, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of Hurricanes Gustav, Ike, Katrina and Rita), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope, the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions and expansion in geographic areas, the impact of the company’s acquisitions of Professionals Direct, Inc., Verlan Holdings, Inc. and AIX Holdings, Inc., adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments (which may be affected by, among other things, our ability and willingness to hold investment assets until they recover in value), heightened competition (including increasing rate pressure, particularly in Commercial Lines), the continued deterioration of the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business, adverse state and federal legislation or regulation or regulatory actions (including in the state of Michigan where the Governor announced efforts to freeze automobile rates and to initiate actions to reduce automobile insurance rates and to make them “affordable…fair…and equitable”), financial ratings actions, uncertainties in estimating FIN 45 liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses, including our former life companies, and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers, the performance of the discontinued voluntary pools and accident and health business that was transferred to The Hanover Insurance Company from FAFLIC in connection with the sale of FAFLIC, the ability to realize the benefits in connection with tax attributes from our former life companies, and various other factors.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of the Company’s operating performance, including total segment income, segment income after tax, segment income after-tax per share, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses and reserve development.

Segment income (sometimes referred to as Property and Casualty segment income) is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines, and Other Property and Casualty. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the Company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Reserve development, which can be favorable or unfavorable, represents changes in our estimate of the costs to pay claims from prior years. We believe that a discussion of segment income excluding reserve development is helpful to investors since it provides some insight into our estimate of current year accident results.

Income from continuing operations is the most directly comparable GAAP measure for total segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for net income determined in accordance with GAAP. A reconciliation of income from continuing operations to segment income for the quarters ended June 30, 2009 and 2008 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

Contact Information

Investors: Oksana Lukasheva E-mail: olukasheva@hanover.com 1-508-855-2063	Media: Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

Definition of Reported Segments

Our continuing operations include three Property and Casualty operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

THE HANOVER INSURANCE GROUP, INC.

in millions, except per share amounts	Quarter ended June 30
	2009	2008
Net income (loss)	$64.4	$(10.2)
Net income (loss) per share (diluted)	$1.25	$(0.20)
Weighted average shares	51.4	51.8

The following is a reconciliation from segment income to net income (loss)(1):

	Quarter ended June 30				Six months ended June 30
$ in millions except per share	2009		2008		2009		2008
	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)
Property and Casualty
Personal Lines	$25.6	$—	$38.6	$—	$28.7	$—	$65.7	$—
Commercial Lines	50.9	—	52.7	—	98.5	—	120.7	—
Other Property & Casualty	(0.2)	—	2.9	—	(1.0)	—	4.5	—

Total Property and Casualty	76.3	—	94.2	—	126.2	—	190.9	—
Interest expense on corporate debt	(10.5)	—	(9.9)	—	(20.9)	—	(19.9)	—

Total segment income	65.8	1.28	84.3	1.63	105.3	2.05	171.0	3.28
Federal income tax expense on segment income	(21.8)	(0.42)	(28.8)	(0.56)	(34.9)	(0.68)	(57.9)	(1.11)

Total segment income after federal income taxes	44.0	0.86	55.5	1.07	70.4	1.37	113.1	2.17
Net realized investment losses and other	(3.5)	(0.07)	(7.6)	(0.15)	(9.7)	(0.19)	(7.9)	(0.15)
Gain on tender offer	34.3	0.67	—	—	34.3	0.67	—	—
Federal income tax expense on non-segment income	(11.7)	(0.23)	—	—	(11.7)	(0.23)	—	—

Income from continuing operations, net of taxes	63.1	1.23	47.9	0.92	83.3	1.62	105.2	2.02
Gain (loss) from discontinued FAFLIC business (includes loss on assets held-for-sale of $66.1 in 2008)	0.9	0.02	(67.7)	(1.30)	5.9	0.11	(71.2)	(1.37)
Gain (loss) from discontinued accident and health business	0.2	—	—	—	(3.1)	(0.06)	—	—
Income from operations of AMGRO (includes gain on disposal of $11.1 in 2008)	—	—	10.4	0.20	—	—	10.1	0.20
Gain (loss) on disposal of variable business, net of taxes	0.2	—	(0.8)	(0.02)	4.1	0.08	5.4	0.10
Other	—	—	—	—	—	—	(1.2)	(0.02)

Net income (loss)(3)	$64.4	$1.25	$(10.2)	$(0.20)	$90.2	$1.75	$48.3	$0.93

(1)	In accordance with Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Per Share data is per diluted share of common stock.

(3)	Basic net income per share was $1.26 and $(0.20) for quarters ended June 30, 2009 and 2008, respectively, and $1.77 and $0.94 for the six months ended June 30, 2009 and 2008, respectively.

All figures reported are unaudited